Exhibit 99.4

August 17, 2020

Dear Principia Colleagues,

Today, we announced plans to bring Principia into the Sanofi family. As the Head of Research and Development at Sanofi, I am excited by the prospect of deepening the relationship between our teams and uniting our organizations to develop transformative medicines for patients with immune-mediated diseases.

Having worked together on one of Sanofi’s priority pipeline programs, I am confident that we share a similarity of purpose, focus and commitment to bringing transformational new medicines to patients. By combining forces, we will be able to expand and accelerate the development of BTK inhibitors beyond our current focus on multiple sclerosis. As we noted in the press release today, we believe that both ‘168 and rilzabrutinib have “pipeline in a product” potential, and we are looking forward to working together to unlocking their potential for patients across an array of diseases.

At Sanofi, we have built an exciting, emerging pipeline that will be significantly bolstered by the addition of Principia. We have invested broadly in expanding our “toolbox” of modalities, and consequently our portfolio has become increasingly diverse. We anticipate Principia’s Tailored Covalency® platform will complement Sanofi’s existing small molecule research capabilities, and that our development teams will be able to maximize the impact of your pipeline across therapeutic areas. By joining forces, we will push the boundaries of medicine and technology to develop treatments with the potential to change the practice of medicine.

Today marks the first step in this process. Until the deal is completed, which we expect to occur during the fourth quarter of this year, subject to conditions, such as antitrust clearance and other customary requirements, Principia will continue to operate as a separate company. During this time, it will be critical that you continue to advance your pipeline with the urgency patients require.

Upon closing, I look forward to welcoming you to the Sanofi family and overseeing a smooth transition for the Principia teams. We are extremely excited to work with you to transform the lives of patients.

Best regards,

John Reed, MD. Ph.D.

Global Head, Sanofi Research and Development

SANOFI US 55 Corporate Drive, Bridgewater, New Jersey 08807 Tel : 908.981.5000

Additional Information and Where to Find It

The tender offer for the outstanding shares of Principia common stock referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Principia will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. PRINCIPIASTOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PRINCIPIA SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Principia stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi or Principia. Copies of the documents filed with the SEC by Principia will be available free of charge on Principia’s internet website at https://ir.principiabio.com or by contacting Principia’s Investor Relations Department at ir@principiabio.com. Copies of the documents filed with the SEC by Sanofi will be available free of charge on Sanofi’s internet website at https://en.sanofi.com/investors or by contacting Sanofi’s Investor Relations Department at ir@sanofi.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Principia files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Principia at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Principia’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov